Exhibit 10.1

STOCK PURCHASE AGREEMENT

by and among

The  Edward L. Chase Revocable Trust

and

Chase Corporation

Dated as of December 10, 2003

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (the “Agreement”), dated as of December 10, 2003, is between Chase Corporation, a Massachusetts corporation, (“Chase”) which is the holder of all of the issued and outstanding shares of capital stock of Sunburst Electronic Manufacturing Solutions, Inc. a Massachusetts corporation (“Sunburst”), and the Edward L. Chase Revocable Trust  (the “Trust”).

The purpose of this Agreement is to set forth the terms upon which (1) the Trust will purchase from Chase, and Chase will sell to the Trust, all of the outstanding shares of capital stock of Sunburst, (2) Chase will repurchase 250,000 shares of its common stock currently held by the Trust,  and (3) the Voting Agreement between Chase and the Trust will be amended so as to extend its term for an additional five years and to reflect appropriate additional changes resulting from the consummation of the transactions contemplated by this Agreement, all upon the terms and subject to the conditions set forth herein;

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE 1

Certain Definitions

As used in this Agreement the following terms shall have the following respective meanings:

Section 1.1.  “Business Day” shall mean any day that is not Saturday, Sunday or a day on which banks in Massachusetts are permitted or required to be closed.

Section 1.2.  “Closing” shall mean the consummation of the transactions contemplated by Article 2 and 3 of this Agreement in accordance with the terms and upon the conditions set forth herein.

Section 1.3.  “Closing Date” shall mean the first Business Day after the first date on which all of the conditions set forth in Articles 10 and 11 shall have been satisfied or duly waived or, if Chase and the Trust shall mutually agree upon a different date, the date upon which they shall have mutually agreed.

Section 1.4.  “Code” shall mean the Internal Revenue Code, as amended, and any successor thereto.

Section 1.5.  “Environmental Law” shall mean any federal, state, local and foreign statute, laws (including common or case law), regulations, rules, judgments, orders or governmental restrictions relating to the protection of human health or safety or the environment or to emissions, discharges or releases of any hazardous substance into the environment.

Section 1.6.  “Environmental Liabilities” shall mean any liabilities arising or liabilities of any nature, whether direct or indirect, joint or several, absolute or contingent, matured or unmatured, secured or unsecured, in connection with or relating to the past or present business of Sunburst which (i) arise under or relate to any Environmental Law and (ii) arise from or relate in any way to actions or conditions existing before the Closing Date.

Section 1.7.  “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

Section 1.8.  “Knowledge” with respect to any Chase reference herein shall mean the knowledge of any officer of Chase other than Andrew Chase.

Section 1.9.  “Related Agreements” shall mean this Agreement, the Voting Agreement Amendment in the form attached as Exhibit A, the Confidentiality, Non-Disclosure and Non-Solicitation Agreement in the form attached as Exhibit B, and the Lease Agreement in the form attached as Exhibit C.

Section 1.10..  “Sunburst Shares” shall mean all of the outstanding shares of common stock of Sunburst.

ARTICLE 2

Purchase and Sale of Sunburst Shares: Closing

Section 2.1.  Purchase and Sale.  On the basis of the representations, warranties, covenants and agreements and subject to the satisfaction or waiver of the conditions set forth herein, on the Closing Date, Chase will sell, and the Trust will purchase all of the Sunburst Shares owned by Chase, which constitute all of the issued and outstanding Sunburst Shares.

Section 2.2.  Payment of Purchase Price.

(a)  The purchase price for the Sunburst Shares shall consist of a certificate or certificates of common stock of Chase (the “Chase Shares”) representing a number of the total outstanding number of shares of Chase determined as follows: the aggregate number of Chase Shares to be delivered on the Closing Date  with respect to the Trust’s acquisition of the Sunburst Shares shall be determined by dividing Two Million Eight Hundred Thousand Dollars ($2,800,000) by the average closing price  of a share of Chase common stock for the twenty (20) consecutive trading days ending two (2) Business Days prior to the Closing Date (the “Average Closing Price”).

(b)  The foregoing purchase price is based on the balance sheet of Sunburst as of August 31, 2003 (at which time the net assets were $2,681,518) (attached hereto as Exhibit D) and is subject to the following adjustments computed on the same assumptions: (i) any increase in net assets subsequent to August 31, 2003 up to and including November 30, 2003 will result in a dollar for dollar increase in the purchase price; and (ii) any decrease in net assets subsequent to August 31, 2003 up to and including November 30, 2003 will result in a dollar for dollar decrease in the purchase price.  Notwithstanding the foregoing, it is understood that as of the Closing Sunburst will not own any real estate, buildings or building improvements but will lease its  real estate from Chase and the debt set out on the Sunburst balance sheet will not be a Sunburst liability to the extent that it relates to such real estate. Attached hereto as Exhibit E is the balance sheet for Sunburst as of November 30, 2003 and a calculation of the adjustments that are expected to be made to the Purchase Price.  An initial adjustment of $200,000 shall be settled at Closing in Chase Shares and shall be calculated based upon the Average Closing Price.  An additional adjustment shall be made to the Purchase Price based upon any shortfall of the settlement at Closing as calculated in accordance with the procedures specified in Section 2.2(c).

(c) Within ten (10) business days after the Closing, PricewaterhouseCoopers will carry out procedures in accordance with Statement on Auditing Standards No. 71 and No. 100 in order to determine and report, in accordance with US generally accepted accounting principles, to Chase and Sunburst the existence and accuracy of the book value of the net assets (as summarized in Exhibit E) of Sunburst as of November 30, 2003. Within ten (10) business days after receiving such report, Chase or Sunburst, as the case may be, will pay in cash to the other party such sum as may be due as a result of the calculations  to be performed pursuant to section 2.2(b) and the report of PricewaterhouseCoopers. If the parties are unable to agree on the adjustments to be made, a third party expert acceptable to the Trust shall be engaged by Chase to determine such adjustments.  The fees owing to any such third party expert shall be shared equally among the parties.

ARTICLE 3

Voting Agreement Amendment

At the Closing Chase and the Trust shall enter into to an Amendment to the Voting Agreement between the Trust and Chase dated December 26, 2002 (the “Voting Agreement Amendment”), which shall extend its term for an additional five years and amend the agreement further so as to reflect the transactions contemplated by this Agreement, all as set forth on Exhibit A attached hereto. Chase shall, immediately prior to the Closing, reduce the aggregate outstanding amount under the existing Sunburst line of credit by Two Hundred Thousand Dollars ($200,000) in consideration of the Trust entering into the Voting Agreement Amendment.

ARTICLE 4

Purchase and Sale of Chase Shares

Section 4.1.                                   Purchase and Sale.  On the basis of the representations, warranties, covenants and agreements and subject to the satisfaction or waiver of the conditions set forth herein, on the Closing Date, the Trust will sell, and Chase will purchase Two Hundred and Fifty Thousand (250,000) shares of Chase Common Stock of Chase (the “Additional Chase Shares”) owned by the Trust.

Section 4.2.  Payment of Purchase Price.  At the Closing Chase will pay the Trust by wire transfer or certified check an amount equal to 250,000 multiplied by the Average Closing Price in consideration of the Additional Chase Shares.

ARTICLE 5

Closing Matters

Section 5.1.  Time and Place of Closing.  The Closing shall take place at 10:00 a.m. on the Closing Date at the offices of Chase.

Section 5.2.  Closing Matters. At the Closing:

(a)  Chase shall deliver to the Trust certificates for all of the Sunburst Shares to be purchased with appropriate stock powers attached and properly signed and the Trust shall deliver to Chase a letter executed by the Trust instructing the Trust’s broker to electronically deliver to Chase’s account the Chase Shares required to be delivered to Chase as provided in Article 2 hereof.

(b)  The Trust shall deliver to Chase a letter executed by the Trust instructing the Trust’s broker to electronically deliver to Chase’s account the Additional Chase Shares and Chase shall deliver by certified check or wire transfer the consideration required to be paid by it pursuant to Section 4.2 hereof.

(c)                                  Sunburst and Chase shall have entered into a mutual Confidentiality, Non-Disclosure and  Non-Solicitation Agreement in the form attached as Exhibit B hereto.

(d)  Sunburst and Chase shall have entered into a lease for Sunburst’s premises satisfactory to the Trust in the form of Exhibit C attached hereto.

(e)  Chase and the Trust shall have entered into the Voting Agreement Amendment in the form of Exhibit A hereto.

ARTICLE 6

Representations and Warranties of the Trust

The Trust hereby represents and warrants to Chase as follows:

Section 6.1.  Organization; Authorization; etc. The Trust is duly organized and validly existing under the laws of the Commonwealth of Massachusetts. The Trust has full power and is duly authorized to perform its obligations under and to consummate the transactions contemplated by this Agreement.  The execution, delivery and performance of this Agreement and the Related Agreement and the consummation of the transactions contemplated hereby and thereby will not violate any provision of the organizational documents of the Trust or any order, arbitration award, judgment, law, statute, regulation or decree to which the Trust is a party or by which the Trust is bound .  This Agreement and each of the Related Agreements constitutes the  valid and binding agreement of the Trust and is enforceable against the Trust in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium or other laws affecting the enforcement of creditors’ rights generally and by equitable principles.

Section 6.2.   Litigation; Orders. There are no lawsuits, actions, administrative or arbitration or other proceedings or governmental investigations pending against, or to the knowledge of the Trust, threatened against the Trust that may have the effect of materially affecting or prohibiting the transactions contemplated hereby. There are no judgments or outstanding orders, injunctions, decrees, stipulations or awards (whether rendered by a court or administrative agency or by arbitration) pending against or, to the knowledge of the Trust, threatened against the Trust or any of its properties or activities that may have the effect of materially affecting or prohibiting the transactions contemplated hereby.

Section 6.3.   Investment Purpose.  The Trust is buying the Sunburst Shares for investment only and not with a view to resell in connection with any distribution thereof, except in compliance with the Securities Act of 1933, as amended (the “Securities Act”), and all other applicable securities laws.

Section 6.4.   Title. Upon consummation of the transactions contemplated by this Agreement, Chase will acquire title to all of the Chase Shares and the Chase Additional Shares free and clear of any liens, claims, charges, security interests, options or other legal or equitable encumbrances of any kind.

Section 6.5. Brokers. Finders. etc   The Trust has not employed and is not subject to any claim of, any broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement who might be entitled to a fee or commission upon the consummation of the transactions contemplated hereby.

ARTICLE 7

Representations and Warranties of Chase

Chase hereby represents and warrants to the Trust as follows:

Section 7.1.  Incorporation; Authorization; etc.

(a)                                  Sunburst is a corporation duly incorporated, validly existing and in good standing under the laws of Massachusetts.  Sunburst  has all requisite corporate power and authority to own all of its properties and assets and to carry on its business as it is now being conducted.  Sunburst is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have a material adverse effect.  Sunburst has heretofore delivered to the Trust true and complete copies of the corporate charter and bylaws of Sunburst as currently in effect.

(b)  Chase is a corporation duly incorporated, validly existing and in good standing under the laws of Massachusetts.  Chase has all requisite corporate power and authority to own all of its properties and assets, to carry on its business as it is now being conducted and to enter into this Agreement.

(c)  The execution and delivery of this Agreement and all Related Agreements does not, and the consummation of the transactions contemplated hereby and thereby will not (i) violate any provision of Chase’s Articles of Organization or By-laws, (ii) violate any provision of, or be an event that is, or with the passage of time will result in, a violation of, or result in the acceleration of or entitle any party to accelerate (whether after the giving of notice or lapse of time or both) any obligation under, or result in the imposition of any lien upon or the creation of a security interest or encumbrance of any kind in the Sunburst Shares or in any of Sunburst’s assets or properties pursuant to any mortgage, lien, lease, agreement, instrument, order, arbitration award, judgment or decree to which Sunburst or Chase is a party or by which either of them is bound, (iii) violate or conflict with any other restriction of any kind or character to which Sunburst or Chase is subject, or (iv) give rise to a loss of any benefit to which Sunburst is entitled under any provision of any agreement or instrument binding upon Sunburst or Chase or by which any of the assets of Sunburst may be bound, except as may appropriately result from the transactions contemplated hereby such as Sunburst’s debt restructuring.

(d)  The execution, delivery and performance by Chase of this Agreement and the Related Agreements, and the consummation by Chase of the transactions contemplated hereby and thereby, are within the Chase’s corporate powers and have been duly authorized by all necessary corporate action on the part of Chase.  Each of this Agreement and each Related Agreement has been duly executed and delivered by Chase  and constitutes a valid and binding agreement of Chase, enforceable in accordance with its terms.

Section 7.2.  Capitalization; Structure; No Investments; Title to Sunburst Shares.  (a)  The authorized capital stock of Sunburst is as follows: 15,000 shares of common stock, with no par value , of which  1,603 shares are issued and outstanding.  All of the issued and outstanding shares of Sunburst’s  capital stock have been duly authorized and are validly issued, fully paid and nonassessable and owned by Chase.  There are no outstanding obligations, options, warrants or other rights of any kind to acquire or to issue or deliver shares of capital stock of any class of Sunburst or any interest in Sunburst or any of its businesses.

(b)  Sunburst has no subsidiaries and no equity investment of any kind in any corporation, association, partnership, joint venture or other entity.

(c)  Upon consummation of the transactions contemplated by this Agreement, the Trust will acquire good and marketable title to and unrestricted power to vote and sell all of the Sunburst Shares free and clear of any lien, claims, charges, security interests, options, or other legal or equitable encumbrances any kind, other than those that may be imposed by federal or state securities laws.

Section 7.3.  Financial Statements.  There have been previously delivered to the Trust true and complete copies of the following (collectively, the “Financial Statements”): the balance sheet for Sunburst as of August 31, 2003 and the related statements of income, shareholders’ equity and cash flows of Sunburst for the fiscal year ended August 31, 2003 (the “Balance Sheet Date”).

The Financial Statements are complete and accurate in all material respects, were prepared in accordance with the books and records of Sunburst and in accordance with generally accepted accounting principles and present fairly in all material respects the financial position, results of operations or other information included therein of Sunburst for the periods or as of the dates therein set forth, subject, where appropriate, to normal year-end adjustments and the applicable footnote disclosures set forth in such statements, in each case in accordance with generally accepted accounting principles consistently applied during the periods involved.

Section 7.4  Litigation;  Orders.  There are no lawsuits, actions, administrative or arbitration or other proceedings or governmental investigations pending or to the knowledge of Chase threatened against Sunburst or any of its properties or that could, individually or in the aggregate, have a material adverse effect on the business condition of Sunburst. There are no judgments or outstanding orders, injunctions, decrees, stipulations or awards (whether rendered by a court or administrative agency or by arbitration) against Chase or Sunburst or any of their respective properties or businesses that may have the effect of prohibiting the Stock Purchase or any business practice or the conduct of any business by Sunburst.  No condemnation proceeding has been commenced against any asset of Sunburst, and, to Chase’s knowledge, there is no basis or ground for any such proceeding.

Section 7.5.  Copyrights;  Trademarks;  Patents; etc..  Sunburst possesses adequate rights to use free and clear of any encumbrances in its business as presently conducted (without payment) all its Trade Rights and has not received any notice of conflict that asserts the rights of others with respect thereto, and, to Chase’s knowledge, there is no basis or ground for any such notice of conflict.  Sunburst has in all material respects performed all the obligations required to be performed by it, and is not in default in any material respect, under any agreement relating to any Trade Right.

Section 7.6.  Licenses; Approvals; Other Authorizations; Consents.

(a)              No governmental licenses, permits, approvals and other authorizations are used or required by Sunburst in the conduct of its business, except for such licenses, permits, approvals and other authorizations (i) as are in full force and effect and (ii) the failure to have which would not, individually or in the aggregate, have a material adverse effect on the business condition of Sunburst.  No proceeding is pending or threatened seeking the revocation or limitation of any such license, permit, order or other authorization.

(b)             To the knowledge of Chase, the conduct of the business of Sunburst complies in all respects with all applicable laws, governmental licenses, permits, orders and other authorizations that are applicable thereto except where the failure so to comply would not, individually or in the aggregate, have a material adverse effect on the business condition of Sunburst, and each license, permit, order and other authorization that is material to the business condition of Sunburst has been obtained and is in full force and effect, and will not cease to remain in full force and effect in accordance with its terms by reason of the consummation of the transactions contemplated hereby.

Section 7.7.  Labor Matters.  No work stoppage against Sunburst is pending or to the knowledge of Chase threatened.  Sunburst is not involved in or to the knowledge of Chase threatened with any labor dispute, arbitration, lawsuit or administrative proceeding relating to labor matters involving its employees.  None of the employees of Sunburst is represented by any labor union, and there is no collective bargaining agreement in effect with respect to the employees of Sunburst.

Section 7.8.  Employee Benefit Plans. Other than for claims in the ordinary course for benefits under the Plans (as defined herein), there are no actions, suits, claims or proceedings, pending or to the knowledge of Chase threatened with respect to the Plans.  “Plans” shall mean all plans, agreements or arrangements relating to deferred compensation, pensions, profit sharing, retirement income or other benefits, stock purchase and stock option plans, bonuses, severance arrangements, health benefits, insurance benefits and all other employee benefit or fringe benefits (collectively, the “Plans”).

Section 7.9.  Environmental Compliance.

(a)  To Chase’s knowledge, Sunburst has complied in all material respects with all Environmental Laws and environmental permits and  Sunburst has no Environmental Liabilities.

(b)  No notice, demand, request for information, citation, summons or order has been issued, no complaint has been filed, no penalty has been assessed and no investigation is pending, or to Chase’s knowledge, threatened by any governmental or other entity with respect to any (i) alleged violation by Sunburst of any Environmental Law or environmental permit, or any liability thereunder; (ii) alleged failure by Sunburst to have any environmental permit; or (iii) use, generation, treatment, storage, handling, recycle, transportation of disposal of any hazardous substance by Sunburst.

(c)                                  There have been no environmental investigations, studies, audits, tests, reviews or other analyses conducted by or for Sunburst, or of which Chase has knowledge, relating to any property or facility now or previously owned or leased by Sunburst that have not been delivered to Sunburst.

Section 7.10.  Tax Matters.

(a)                                  Sunburst has never been a member of an affiliated group (within the meaning of Section 1504(a) of the Code or any similar provision of state, local or foreign law) filing a consolidated federal income tax return other than a group the common parent of which is Chase.  Chase will file a consolidated federal income tax return with Sunburst for the taxable year immediately preceding the current taxable year, and will file a consolidated federal income tax return for the current taxable year which includes Sunburst for the period through and including the Closing Date.

(b)                                 Each of Sunburst and Chase has timely filed all Tax returns and reports as required by law.  All such returns and reports are true and correct in all material respects.  Each of Sunburst and Chase has paid all Taxes and other assessments due whether or not shown on such returns.  Neither Sunburst nor Chase has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency.  The provision for Taxes of Sunburst as shown in the Financial Statements is adequate for Taxes due or accrued as of the Balance Sheet Date.  Neither Sunburst not Chase has been advised of any audit, action, suit, proceeding, claim, examination, deficiency, or assessment with respect to any of its Tax returns or any deficiency with respect to any such Taxes.  Sunburst will not incur any liability for Taxes from the Balance Sheet Date through the Closing Date other than in the ordinary course of business.

(b)                                 Sunburst does not have any liability for the Taxes of any person or any other entity.

(c)                                  For the purposes of this Agreement, “Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other person or entity.

Section 7.11.  Compliance with Securities Laws.  In connection with the consummation of the transactions contemplated by the Agreement and the Related Agreements, Chase and Sunburst have complied with the Securities Act and the Securities Exchange Act of 1934, as amended, and other applicable securities laws and stock exchange rules, including without limitation Rule 13e-4 of the Exchange Act regulating issuer tender offers.

ARTICLE 8

Survival of Representations and Warranties and Covenants

Section 8.1.  Survival.  The representations and warranties and covenants of Chase and the Trust included or provided for herein, or in the Schedules or other instruments or agreements delivered or to be delivered pursuant hereto, shall  survive the consummation of the Closing for a period of two (2) years from the Closing Date or:

(i) in the case of Section 7.9 (Environmental Compliance) for a period of three (3) years from the Closing Date ; and

(ii) in the case of Sections 7.10 and 9.5, 9.6 and 9.7 until the expiration of the statutory period of limitations applicable to third party claims pertaining to such matters, if later.

ARTICLE 9

Covenants of Chase and the Trust; Tax Indemnification

Section 9.1.  Investigation of Business.  The Trust may, prior to the Closing Date and through its own personnel, independent accountants and attorneys, make such investigation of Sunburst, including the confirmation of cash and cash equivalents, inventories, receivables and liabilities, and the inspection of real and personal properties and equipment, as it deems necessary or advisable; provided, however, that such investigation shall not in any way release Chase  from its representations and warranties or affect any of the Trust’s rights under this Agreement including without limitation under Articles 10 and 12; and further provided that any such investigation shall be conducted upon reasonable prior notice in such a manner so as to minimize any disruption to the personnel and operations of Sunburst and Chase.  Consistent with the immediately preceding sentence, Chase agrees to permit the Trust and its representatives to have, after the date of execution hereof, full access to the premises and to all the books and records of Sunburst and to furnish the Trust with financial and operating data and other information with respect to the business and properties of Sunburst as the Trust shall from time to time reasonably request.  In addition, Chase will cause Sunburst’s accountants to make their personnel, work papers and such other requested documentation relating to their work papers and to their reports on the books and records of Sunburst, as is reasonably requested in connection with any such investigation, available to the Trust and its accountants and attorneys during regular business hours.  In the event of the termination of this Agreement, the Trust will deliver to Sunburst all documents, work papers and other material obtained by the Trust or on behalf of the Trust from Sunburst as a result of this Agreement or in connection herewith, whether so obtained before or after the execution hereof and Trust shall continue to hold all such information confidential, which obligation shall survive the termination of this Agreement.

Section 9.2.  Further Assurances.  Chase and the Trust covenant and agree that, from time to time, whether at or after the Closing Date, each of them will execute and deliver such further instruments of conveyance and transfer and take such other action as may be necessary to carry out the terms of this Agreement.  Chase and the Trust further covenant and agree that they will not take any action that will prevent their performance of this Agreement in accordance with its terms.

Section 9.3.  Conduct of Business.  From the date hereof through the Closing, except as otherwise consented to or approved by the Trust in writing or provided for in this Agreement, Chase covenants and agrees to cause Sunburst:

(a)  to operate its business in the ordinary and usual course and in good faith, consistent with past management practices;

(b)  not to change or amend its charter or by-laws;

(c)  not to issue, sell or agree to issue or sell (i) any Sunburst Shares or (ii) any securities convertible into, or options with respect to, or warrants to purchase or rights to subscribe to, any Sunburst Shares;

(d)  not to (i) declare, pay or set aside for payment any dividend or other distribution in respect of any Sunburst Shares, or (ii) directly or indirectly, redeem, purchase or otherwise acquire any Sunburst Shares;

(e)                                  not to make any capital expenditures or commitments with respect thereto, except for expenditures or commitments in an aggregate amount less than $25,000;

(f)  not to incur, assume or guarantee any indebtedness for money borrowed (which for this purpose shall include nonrecourse borrowings) or otherwise enter into any transaction, agreement, arrangement or understanding pursuant to which any third party agrees to provide or provides Sunburst with any funds other than in payment for goods or services in the ordinary course of business

(g)  not to remove, transfer to Chase or others, sell, or enter into any material contract with respect to, any of its properties or assets, other than sales in the ordinary course of business;

(h)  not to grant any bonus or any increase in the rate of compensation or in the benefits pay able or to become payable to any officer or other employee or to any agent or consultant;

(i)  to maintain its corporate existence intact.

Section 9.4.  Preservation of Business.  Chase shall use its reasonable efforts to preserve the businesses of Sunburst intact, to keep available to Sunburst and the Trust the services of the employees of Sunburst and to preserve the good will of customers and others having business relations with Sunburst.

Section 9.5.  Tax Covenants.

(a)  Tax Periods Ending on or Before the Closing Date.  Sunburst shall cause to be prepared and filed all Tax returns for Sunburst for all periods ending on or prior to the Closing Date which are filed after the Closing Date other than income tax returns with respect to periods for which a consolidated income tax return of Chase will include the operations of Sunburst.  Chase shall reimburse Sunburst for Taxes of Sunburst with respect to such periods within fifteen (15) days after payment by Sunburst of such Taxes. The amount of such reimbursement shall be an adjustment to the purchase price for the Sunburst Shares.

(b)  Tax Periods Beginning Before and Ending After the Closing Date.  Sunburst shall  cause to be prepared and filed any Tax returns of Sunburst for Tax periods which begin before the Closing Date and end after the Closing Date. Chase shall pay to Sunburst within fifteen (15) days after the date on which Taxes are paid with respect to such periods an amount equal to the portion of such Taxes which relates to the portion of such Tax period ending on the Closing Date.  The amount of such reimbursement shall be an adjustment to the purchase price for the Sunburst Shares.

(c)  Cooperation on Tax Matters.  The Trust, Sunburst and Chase shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of tax returns pursuant to this Section and any audit, litigation or other proceeding with respect to taxes. Chase will not settle any audit of a Chase Tax return in a manner which would adversely affect Sunburst after the Closing Date without the prior written consent of the Trust, which shall not be unreasonably withheld.

(d)  Tax Sharing Agreements. All tax sharing agreements or similar agreements with respect to or involving Sunburst shall be terminated as of the Closing Date and, after the Closing Date, shall have no further effect, whether for the current year or any prior or future year.

(e)  Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other such taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be paid by Chase when due, and Chase will, at their own expense, file all necessary tax returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other taxes and fees, and, if required by applicable law, Sunburst will, and will cause its affiliates to, join in the execution of any such tax returns and other documentation.

Section 9.6.  Tax Indemnification.

(a)  Chase hereby indemnifies Sunburst and the Trust against and agrees to hold each of them harmless from any (x) Tax of Sunburst for all periods through and including the Closing Date, (y) Taxes of any Person or entity other than Sunburst, and (z) any damages arising out of or incident to the imposition, assessment or assertion of any such Tax, including those incurred in the contest in good faith of appropriate proceedings for the imposition, assessment or assertion of any such Tax (a “Loss”).

(b)                                 For purposes of this Section and Section 9.5, in the case of any Taxes that are imposed on a periodic basis and are payable for a taxable period that includes (but does not end

on) the Closing Date, the portion of such Tax related to the portion of such taxable period ending on the Closing Date shall (x) in the case of any Taxes other than Taxes based upon or related to income, be deemed to be the amount of such tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the entire taxable period, and (y) in the case of any tax based upon or related to income, be deemed equal to the amount which would be payable if the relevant taxable period ended at the end of the Closing Date.  Any credits relating to a taxable period that begins before and ends after the Closing Date shall be taken into account as though the relevant taxable period ended on the Closing Date.  All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of Sunburst.

(c)                                  Upon payment by the Trust, any of its affiliates or, effective upon the Closing, Sunburst of any Loss, Chase shall discharge its obligation to indemnify Sunburst or the Trust against such Loss by paying to Sunburst or the Trust an amount equal to the amount of such Loss.  Any such payment shall be an adjustment to the purchase price for the Sunburst Shares.

(d)                                 Any payment pursuant to this Section 9.6 shall be made not later than 30 days after receipt by Chase of written notice from Sunburst stating that any Loss has been paid by Sunburst or any of its affiliates and the amount thereof and of the indemnity payment requested.  Any payment required under this Section and not made when due shall bear interest at the rate per annum determined, from time to time, under the provisions of Section 6621(a)(2) of the Code for such day until paid.

(e)                                  Sunburst agrees to give prompt notice to Chase of the assertion of any claim, or the commencement of any suite, action or proceeding in respect of which indemnity may be sought hereunder and of any Loss, which the Trust deems to be within the ambit of this Section 9.6 (specifying with reasonable particularity the basis therefor) and will give Chase such information with respect thereto as Chase may reasonably request.  Chase may, at its own expense, (i) participate in and, (ii) except in the case of a claim that relates to Taxes described in Section 9.5(b), upon notice to the Trust, assume the defense of any such suit, action or proceeding; provided that (x) Chase’s counsel is reasonably satisfactory to the Trust, (y) Chase shall thereafter consult with the Trust upon the Trust’s reasonable request for such consultation from time to time with respect to such suit, action or proceeding and (z) Chase shall not, without the Trust’s consent, agree to any settlement with respect to any tax if such settlement could adversely affect the past, present or future tax liability of the Trust, any of its affiliates or, upon the Closing, Sunburst.  If Chase assumes such defense, the Trust shall have the right (but not the duty) to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by Chase.  Chase shall be liable for the fees and expenses of counsel employed by the Trust for any period during which Chase has not assumed the defense thereof.  Whether or not Chase chooses to defend or prosecute any claim, all of the parties hereto shall cooperate in the defense or prosecution thereof.

Section 9.7.  Certain Tax Disputes.  Disputes arising under Sections 9.5 and 9.6 and not resolved by mutual agreement shall be resolved by a firm of independent public accountants having no material relationship to the Trust or Chase as is reasonable acceptable to the Trust and

Chase (“Accounting Referee”).  The Accounting Referee shall resolve any disputed terms within 30 days of having the item referred to it pursuant to such procedures as it may require.  The costs, fees and expenses of the Accounting Referee shall be borne equally by the Trust and Chase.

Section 9.8                                      Transition Services.  During a transition period not to exceed six (6) months, Chase agrees to provide reasonable assistance at a cost to Sunburst comparable to existing arrangements to migrate infrastructure and operational systems, policies and procedures, including the information technology systems necessary to run Sunburst’s business.

Section 9.9                                      10b5-1 Plan.  If requested by the Trust, Chase agrees to cooperate with the Trust in implementing a 10b5-1 Plan to allow for additional shares of Chase common stock to be sold on the open market as part of a regular selling program.

ARTICLE 10

Conditions to the Trust’s Obligation to Close

The obligation of Trust to consummate its obligations hereunder is subject to the satisfaction on or prior to the Closing Date of all of the following conditions (any of which may be waived by the Trust):

Section 10.1.                             Representations, Warranties and Covenants of Chase.  Each of the representations and warranties of Chase contained in this Agreement shall be true in all respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date (except for changes permitted by this Agreement), each of the covenants and agreements of Chase to be performed on or before the Closing Date shall have been duly performed in all material respects.

Section 10.2.  Closing Documents.  Chase shall have furnished the Trust with:

(i)                                     copies of the Articles of Incorporation of Sunburst certified as of recent date by the Secretary of State of the Commonwealth of Massachusetts;

(ii)                                  the original minute books of Sunburst and copies of the by-laws of Sunburst, each certified as of the Closing Date by Sunburst’s Clerk or Assistant Clerk;

(iii)                               certificates for all of the Sunburst Shares to be purchased, with appropriate stock powers attached, properly signed;

(iv)  Chase shall have delivered to the Trust  a check or a wire transfer in the amounts set forth in Article 4 hereof and the debt reduction specified in Article 3 hereof shall have occurred.

Section 10.3.  No Litigation.  No action, suit or proceeding shall have been instituted by any person or entity, or threatened by any governmental agency or body, before a court or governmental body, to restrain or prevent or materially delay the carrying out of the transactions contemplated by this Agreement or that seeks other relief with respect to any of such transactions or that could, individually or in the aggregate, have a material adverse effect on the business condition of  Sunburst.

Section 10.4. The Voting Agreement Amendment shall have been entered into.

Section 10.5.  Confidentiality, Non-Disclosure and Non-Solicitation Agreement.  Chase and Sunburst shall have executed and delivered the Confidentiality, Non-Disclosure  and Non-Solicitation Agreement.

Section 10.6.  Lease.  Chase and Sunburst shall have executed the Lease Agreement.

Section 10.7.  Filings; Consents; Waiting Periods. All registrations, filings, applications, notices, transfers consents, approvals, orders, qualifications, waivers and other actions of any kind required of any persons or governmental authorities or private agencies in connection with the transactions contemplated by this Agreement, shall have been filed, made or obtained and all applicable waiting periods shall have expired or been terminated.

Section 10.8  Line of Credit.  The Trust shall have secured for the benefit of Sunburst a line of credit on terms acceptable to the Trust and Chase shall have executed a limited guaranty in connection with such line of credit with terms acceptable to it and to the Trust. The existing line of credit with Citizens Bank shall have been terminated and any security interests which may be held by Citizens shall have been released.

Section 10.9  Release from Indebtedness.  The $1,050,000 of outstanding debt as of November 30, 2003 related to the building located at 70 Pleasant Street, West Bridgewater, MA will be transferred from the Sunburst balance sheet to the Chase balance sheet.

Section 10.10  Assignment of Trademarks.  The Sunburst trademark and logo shall have been assigned by Chase to Sunburst.

ARTICLE 11

Conditions to Chase’s Obligation to Close

The obligation of Chase to consummate its obligations hereunder is subject to the satisfaction on or prior to the Closing Date of all of the following conditions (any of which may be waived by Chase):

Section 11.1.  Representations, Warranties and Covenants of the Trust.  Each of the representations and warranties of the Trust contained in this Agreement shall be true on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date, each of the covenants and agreements of the Trust to be performed on or before the Closing Date shall have been duly performed in all material respects, and Chase shall have received at the Closing Date a certificate to that effect dated the Closing Date and executed on behalf of the Trust by an authorized officer of the Trust.

Section 11.2.  Delivery of Chase Shares.  The Trust shall have delivered to Chase a letter executed by the Trust instructing the Trust’s broker to electronically deliver to Chase’s account the Chase Shares and the Additional Chase Shares, required to be delivered to it as provided herein.

Section 11.3.  Reserved.

Section 11.4.  No Litigation.  No action, suit or proceeding shall have been instituted by any person or entity, or threatened by any governmental agency or body, before a court or governmental body, to restrain or prevent or materially delay the carrying out of the transactions contemplated by this Agreement or that seeks other relief with respect to any of such transactions or that could, individually or in the aggregate, have a material adverse effect on the Business Condition of the Trust.  At the Closing Date, there shall be no injunction, restraining order or decree of any nature of any court or governmental agency or body in effect that restrains or prohibits the consummation of the Stock Purchase.

ARTICLE 12

Termination. Amendment and Modification

Section 12.1.  Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)                                  by mutual written consent of each of the parties hereto, or

(b)                                 by the Trust on the one hand or by Chase on the other hand (provided that the party seeking termination has diligently and in good faith performed or complied in all material respects with the agreements and covenants required to be performed by it hereunder) in the event that the transactions contemplated hereby are not consummated pursuant to this Agreement on or before December 10, 2003 (the “Termination Date”) unless the parties hereto shall have agreed upon an extension of time in which to consummate the transactions contemplated hereby.

Section 12.2.  Amendment and Modification; Waiver.  Subject to applicable law, this Agreement may be amended, modified or supplemented only by written agreement of the parties hereto.  No failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 12.3.  Effect of Termination.   In the event of the termination of this Agreement pursuant to this Article 12, this Agreement, except for the provisions of Sections 13.2 and 13.5 hereof, shall forthwith become void and have no effect, without any liability on the part of any party. In the event of a termination of this Agreement pursuant to this Article 12, neither party shall have any further rights or recourse in connection herewith except for any breach resulting from the willful or intentional actions of a party hereto.

ARTICLE 13

Miscellaneous

Section 13.1.  Counterparts.   This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

Section 13.2.  Governing Law.  This Agreement shall be governed by and construed in accordance with the substantive laws of the Commonwealth of Massachusetts without reference to the choice of law principles thereof.

Section 13.3.  Entire Agreement.  This Agreement and the Schedules and Exhibits hereto contain the entire agreement between the parties in respect to the subject matter hereof and there are no agreements, understandings, representations or warranties between the parties other than those set forth or referred to therein.

Section 13.4.  Release of Prior Claims.  Effective on the Closing, and except as otherwise provided herein, Chase, by the execution of this Agreement, releases and forever discharges Sunburst and its directors, officers and employees and Sunburst by execution of this Agreement, releases and forever discharges Chase from any and all claims or demands, for all periods through the Closing Date, arising out of or related to Sunburst or the actions or in actions of its directors, officers and employees with respect thereto.

Section 13.5.  Expenses.  Except as set forth in this Agreement, all legal and other costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

Section 13.6.  Specific Performance.  Chase and the Trust each acknowledge that, in view of the uniqueness of Sunburst, the parties hereto would not have an adequate remedy at law for money damages in the event that this Agreement were not performed in accordance with its terms, and therefore agree that the parties hereto shall be entitled to specific enforcement of the terms hereof in addition to any other remedy to which the parties hereto may be entitled, at law or in equity.

Section 13.7.  Notices.  All notices hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered personally or sent by registered mail or certified mail,

postage prepaid, to the appropriate address as set forth below.  Notice to Chase or Sunburst shall be addressed to:

Chase Corporation

26 Summer Street

Bridgewater, MA 02324

Attention: President

with a copy to:

George M. Hughes, Esq.

Hughes & Associates

P.O. Box 610138

Newton Highlands, MA 02461-0138

or at such other address and to the attention of such other person as Chase or Sunburst may designate by written notice to the Trust.  Notices to the Trust shall be addressed to:

The Edward L. Chase Revocable Trust

c/o Sarah Chase, Esq.

Ley and Young, P.C.

21 Custom House Street, Suite 920

Boston, MA  02110

or at such other address and to the attention of such other person as the Trust may designate by written notice to Chase.  Any notice hereunder shall be deemed to have been served or given as of the date such notice is actually received.

Section 13.8.  Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns; provided, however, that the Trust will not assign its rights under this Agreement to an entity other than an entity affiliated with the Trust without the written consent of Chase.

IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of each of the parties as of the day first above written.

CHASE CORPORATION

By:	/s/ Everett Chadwick
Title: Vice President – Finance, CFO

EDWARD L. CHASE REVOCABLE TRUST

By:	/s/ Sarah Chase

Exhibits

Exhibit A	Voting Agreement Amendment

Exhibit B	Confidentiality, Non-Disclosure and Non-Solicitation Agreement

Exhibit C	Lease between Chase and Sunburst

Exhibit D	August 31 Balance Sheet

Exhibit E	November 30 Balance Sheet